Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Plumas Bancorp and Subsidiary of our report dated March 3, 2021, relating to our audit of the consolidated financial statements, appearing in the Annual Report on Form 10-K of Plumas Bancorp and Subsidiary for the year ended December 31, 2020 and 2019, and to the reference to us under the heading “Experts” in the proxy statement/prospectus.

/s/ Eide Bailly LLP

San Ramon, California

May 3, 2021